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EXHIBIT 23.2

Consent of Independent Accountants

We consent to incorporation by reference in the Registration Statement (Form S-8 filed on May 28, 2004) of Interactive Intelligence, Inc. Outside Directors Stock Option Plan of our report dated January 23, 2004, relating to the consolidated balance sheet of Interactive Intelligence, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows and the consolidated financial statement schedule for the year ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Interactive Intelligence, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
May 28, 2004

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  EXHIBIT 23.2
Consent of Independent Accountants